Exhibit 23(b)

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center 90 South Seventh Street

Minneapolis Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

August 26, 2025

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as tax counsel for Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the preparation of a Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”), including a prospectus in the form in which it appears in such Registration Statement, as amended, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of, among other things, debt securities of the Company.

We hereby consent to any reference to us as tax counsel to the Company in any pricing supplement or prospectus supplement relating to the offer and sale of any particular debt securities prepared and filed by the Company with the Securities and Exchange Commission pursuant to the Registration Statement on this date or a future date.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

By:	/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP